Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS RECEIVES PERMIT FOR COMPANY’S FIRST ILLINOIS COAL MINE

LEXINGTON, KY  (November 30, 2010) — Rhino Resource Partners LP (NYSE: RNO) announced today that the Illinois Department of Natural Resources has granted a permit to its subsidiary, Taylorville Mining LLC, for an underground coal mine just outside of Taylorville, Illinois. Of the approximately 285 million tons of proven and probable coal reserves that Rhino controls,  an estimated 109.5 million tons are located in Rhino’s Tayorville field, all of which are classified as steam coal.  This is Rhino’s first operation in Illinois.

Once sales commitments for the mine’s coal are secured, the initial mine development and construction of support facilities, including a preparation plant and a rail facility, will begin. The mine construction cycle is expected to take 18 to 22 months and should create between 250 and 300 permanent mining jobs once the site construction is completed.

“The mine in Taylorville is a wonderful economic opportunity for our state,” said John Curtin, Christian County Board Chairman. “Once the Taylorville Mine is completed, it will help rebuild Illinois’ economy and make the most of our abundant supply of high-energy coal.”

Rhino Resource Partners currently owns and operates mines in Ohio, West Virginia, Kentucky, Colorado and Utah. “We are very pleased to be expanding our business into Illinois,” said David Zatezalo, Rhino President and CEO. “The quality of coal in the state is excellent, with an extremely high energy content, which we expect to be in high demand as advanced coal power production replaces conventional coal plants.”

“Coal is one of Illinois’ most valuable

resources,” noted Philip M. Gonet, president of the Illinois Coal Association. “We are very pleased that companies from around the country are recognizing its value and making the decision to invest here. Rhino will create jobs and opportunities that will help Illinois’ economy to grow.”

About Rhino Resource Partners LP

Rhino is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and related assets in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. In addition, the Company intends to expand its operations through strategic acquisitions, including the acquisition of stable, cash generating non-coal natural resource assets to enable Rhino to increase its cash distributions over time.

Forward Looking Statements

This press release may include forward-looking statements.  These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “anticipate,” “estimate,” “continue,” “should,” or other similar words.  These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  These forward-looking statements involve risks and uncertainties.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rhino’s prospectus and SEC filings.  Rhino undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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